2000 LOAN MODIFICATION AGREEMENT

     THIS AGREEMENT is effective as of June 30, 2000, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (the "Borrower"), BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation
("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB") (BOH, FHB and CPB are each sometimes called a "Lender" and collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided in the Loan Documents described below and in the Agency Agreement described in the Loan Agreement described below (in such capacity, the "Agent"),

                      W I T N E S S E T H:

     WHEREAS, the Borrower, the Lenders and Bank of America, National Trust and Savings Association ("BOA") (the Lenders and BOA are collectively called the "Original Lenders") and the Agent are parties to that certain Revolving and Term Loan Agreement, dated as of December 31, 1992, as amended by a First Loan
Modification Agreement, dated as of March 1, 1993, and supplemented by letter agreements dated April 30, 1993 and June 24, 1993, and further amended by Second Loan Modification Agreement, dated September 8, 1993, by a Third Loan Modification Agreement, dated September 30, 1993, by a Fourth Loan Modification Agreement, dated March 8, 1994, by a Fifth Loan Modification Agreement, dated effective as of December 31, 1994, by a Sixth Loan Modification Agreement, dated effective as of March 31, 1995, and by a Seventh Loan Modification Agreement dated effective as of December 31, 1995, each among the Borrower, the Original Lenders and the Agent (as so amended and supplemented, the "Original Loan Agreement");

     WHEREAS, the Original Loan Agreement and the other "Loan Documents" referred to therein, as respectively amended, set forth the terms and conditions upon which the Original Lenders
(i) have made available to the Borrower the Revolving Loans in the original aggregate principal amount of up to $40,000,000 at any one time outstanding (subject to mandatory reduction, from time to time, of such aggregate principal amount available) and
(ii) shall make available to the Borrower the Term Loans in an amount up to the aggregate principal amount of the Revolving Loans outstanding upon expiration of the Revolving Loan Period, all as more particularly described therein;

     WHEREAS, the parties hereto entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated December 4, 1996, as amended by letter agreement dated
February  21,  1997, by First Loan Modification  Agreement  dated
December 31, 1997, and by Second Loan Modification Agreement dated March 17, 1998 (as so amended, the "First Restatement");

     WHEREAS, the parties hereto entered into that certain Amended and Second Restated Revolving Credit and Term Loan Agreement dated as of December 4, 1998 (the "Second Restatement") to, among other things, establish a development line in the aggregate principal amount of $15,000,000, being the Village Course Facility more particularly described in the Second Restatement;

     WHEREAS, the Lenders having purchased the interests of BOA under the Original Loan Agreement and the other Loan Documents referred to therein (the "BOA Purchase"), and BOH having purchased a portion of the interest of FHB under the Original Loan Agreement, as amended by the First Restatement and by the Second Restatement (the Original Loan Agreement as the same has been and may hereafter be amended, the "Loan Agreement"), and under the other Loan Documents referred to in the Loan Agreement, the respective "Individual Loan Commitment Percentage" of each Lender is now as follows:

     (1)  BOH's Individual Loan Commitment Percentage is equal to
53.667% with respect to the Original Facility and 50% with respect to the Village Course Facility;

     (2)  FHB's Individual Loan Commitment Percentage is equal to
33.333% with respect to the Original Facility and 33.333% with respect to the Village Course Facility; and

     (3)  CPB's Individual Loan Commitment Percentage is equal to
13% with respect to the Original Facility and 16.667% with respect to the Village Course Facility;

     WHEREAS, the Aggregate Loan Commitment with respect  to  the
Original  Facility  having  been  reduced  to  $15,000,000,   the
respective Individual Loan Commitments of the Lenders are as follows:

     (1) BOH's Individual Loan Commitment is equal to $8,050,000 with respect to the Original Loan Facility, subject to further permanent reduction from time to time in accordance with the terms of the Loan Agreement, and $7,500,000 with respect to the Village Course Facility;

     (2)  FHB's Individual Loan Commitment is equal to $5,000,000 subject  to  further permanent reduction from  time  to  time  in accordance  with the terms of the Loan Agreement, and  $5,000,000 with respect to the Village Course Facility; and

     (3)    CPB's   Individual  Loan  Commitment  is   equal   to
$1,950,000, subject to further permanent reduction from time to time in accordance with the terms of the Loan Agreement, and $2,500,000 with respect to the Village Course Facility;

     WHEREAS,  the parties hereto entered into that certain  1999
Loan Modification Agreement dated as of December 30, 1999; and

     WHEREAS, Borrower has requested a further modification of the Loan Documents and Lenders are willing to accommodate such modification under the terms of this Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

     1.   The Loan Documents are amended to conform to the following:

          (a) Capital Expenditures. Section 5.2(d) of the Loan Agreement is amended to read as follows:

               (d)    Neither  the  Borrower  nor   any
          Subsidiary  will make any Capital Expenditure
          that  is  not approved in writing by  Lenders
          that   causes  Borrower  to  exceed  (on   an
          aggregated   basis)  the  following   Capital
          Expenditure  limits: $10,800,000  for  fiscal
          year  1998; $11,500,000 for fiscal year 1999;
          $15,250,000 for fiscal year 2000; $14,000,000
          for  fiscal  year  2001; and $12,000,000  for
          each   fiscal   year   thereafter.    Capital
          Expenditures for work at the Village Course at Kapalua (described in Section 5.1(n)) shall not be counted towards such Capital
          Expenditure limits. Capital Expenditures for the Site 29 Project of up to $1,000,000 in the aggregate or that are approved in writing by Lenders shall not be counted towards such Capital Expenditure limits.

          (b) Current Ratio. For the purpose of determining the Current Ratio for the second, third and fourth quarters of fiscal year
2000, Current Liabilities shall not include deferred revenue related to lot sales in the real estate development projects known as "Plantation Estates" and "Pineapple Hill Estates", built or intended to be built on land identified as Tax Map Key (2) 4-2-
05:  1 through 14, inclusive, 44 and 45 and Tax Map Key (2)  4-2-
04: 24, respectively.

     2. Upon execution of this Agreement and in consideration of these amendments Borrower shall pay to the Agent, on demand, for
distribution   to   the  Lenders  according  to   the   following
percentages,  a non-refundable fee in the amount of  $5,000:   to
BOH  51.83%  ($2,591.67); to FHB 33.33% ($1,666.67); and  to  CPB
14.84% ($741.66).

     3. Capitalized terms used, but not defined, in this Agreement, shall have the definitions stated in the Loan Agreement.

     4. Borrower agrees that Borrower has no claims, defenses, or offsets against the Lenders or the Agent with respect to said credit facility or to the enforcement of the Loan Documents arising prior to the date of this Agreement, and that Borrower agrees that all such claims, defenses, and offsets are hereby released.

     5. The execution of this Agreement by the Borrower constitutes the personal certification of the persons signing this Agreement on behalf of the Borrower that, to the best of their knowledge, the representations and warranties made in Article IV of the Loan Agreement are true and correct as of the date of this Agreement.

     6. In all other respects, the Loan Documents, as amended, remain in full force and effect and the provisions of the Loan Documents including, without limitation, all promises, representations, warranties, covenants, and conditions, are ratified and confirmed as of the date of this Agreement by the parties hereto.

     7. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     8. The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

     To signify their agreement, the parties have executed this Agreement as of the date first written above.

MAUI  LAND & PINEAPPLE          BANK  OF  HAWAII, individually
COMPANY INC.                    and as Agent


By: /S/PAUL J. MEYER             By: /S/DEREK CHANG
  Its Executive Vice               Its  Assistant Vice President
      President/Finance

By: /S/GARY L. GIFFORD           FIRST HAWAIIAN BANK
  Its President & CEO
                                 By: /S/LANCE A. MIZUMOTO
                                   Its Vice President

                                 CENTRAL PACIFIC BANK

                                 By: /S/ALAN TAMANAHA
                                   Its Vice President